Exhibit 3.2 REGIS CORPORATION RESTATED ARTICLES OF INCORPORATION The undersigned, Kersten D. Zupfer, in her capacity as Executive Vice President and Chief Financial Officer of Regis Corporation, a Minnesota corporation (the “Corporation”), hereby certifies that: 1. The Corporation’s Restated Articles of Incorporation, as amended to date, is hereby amended and restated in its entirety as set forth in Attachment I. 2. This amendment restating the Restated Articles of Incorporation correctly sets forth without change the corresponding provisions of the articles of incorporation as previously amended. 3. This amendment was adopted pursuant to Chapter 302A of the Minnesota Statutes. 4. Pursuant to Section 302A.135, Subd.5, of the Minnesota Statutes, approval of this amendment by the shareholders of the Corporation is not required. IN WITNESS WHEREOF, I have subscribed my name this 29th day of November, 2023. /s/ Kersten D. Zupfer Kersten D. Zupfer Executive Vice President and Chief Financial Officer

Page 2 Attachment I 2023 RESTATED ARTICLES OF INCORPORATION OF REGIS CORPORATION (as restated November 29, 2023) ARTICLE I Name The name of the corporation is Regis Corporation. ARTICLE II Registered Office The address of the registered office of the corporation is 3701 Wayzata Boulevard, Suite 500, Minneapolis, Minnesota, 55416. ARTICLE III Aggregate Number of Shares The aggregate number of shares that the corporation has authority to issue is 5,000,000 shares of the par value of $.05 each. ARTICLE IV Written Action Without Meeting Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting by written action signed by a majority of the Board of Directors then in office, except as to those matters which require shareholder approval, in which case the written action shall be signed by all members of the Board of Directors then in office. ARTICLE V Cumulative Voting Denied No shareholder of the corporation shall have any cumulative voting rights. ARTICLE VI Preemptive Rights Denied No shareholder of the corporation shall have any preferential, preemptive, or other rights of subscription to any shares of the corporation allotted or sold or to be allotted or sold and now or hereafter authorized, or to any obligations or securities convertible into any class or series of shares of this corporation, nor any right of subscription to any part thereof.

Page 3 ARTICLE VII Classes and Series In addition to, and not by way of limitation of, the powers granted to the Board of Directors by Minnesota Statutes Chapter 302A, the Board of Directors of the corporation shall have the power and authority to fix by resolution any designation, class, series, voting power, preference, right, qualification, limitation, restriction, dividend, time and price of redemption, and conversion right with respect to any shares of the corporation. ARTICLE VIII Certain Corporate Action A. In addition to any affirmative vote required by law under any other provision of these Articles of Incorporation, and except as otherwise expressly provided in subparagraph B: i. any merger of the corporation with or into any 10% Shareholder or any exchange, lease, transfer, or other disposition of all or substantially all of its property and assets, with or to any 10% Shareholder, or ii. the adoption of any plan or proposal for the liquidation of the corporation, shall require the affirmative vote of the holders of at least 80 percent of the outstanding shares of the corporation entitled to vote. B. The provisions of subparagraph A of this Article shall not be applicable to any of the actions listed therein, and such action shall require the affirmative vote of the holders of a majority of all shares entitled to vote, if such action has been unanimously approved by the continuing directors of the corporation. C. “10% Shareholder” shall mean any person who or which is the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of the corporation, except for persons owning such number of shares on the effective date of the 1983 Restated Articles of Incorporation. “Continuing Directors” shall be persons who were either (i) members of the Board of Directors of the corporation prior to the date when any shareholder became a 10% Shareholder or (ii) persons who are designated as continuing directors (before initial election as a director) by a majority of the then continuing directors. “Person” shall mean any individual, firm, corporation or other entity. A person shall be the “beneficial owner” of any shares of the corporation: i. which such person or any affiliate or associate of such person beneficially owns, directly or indirectly, or ii. which such person or an affiliate or associate of such person has the right to acquire or vote under any agreement, arrangement of understanding, or upon the exercise of any rights or options, or

Page 4 iii. which are beneficially owned, directly or indirectly, by any person with which such first mentioned person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of the corporation. “Affiliate” or “associate” shall have the meanings given those terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on January 1, 1983. D. Any amendment, alteration, change or repeal of this Article VIII shall require the affirmative vote of at least 80 percent of the shares entitled to vote. ARTICLE IX Restated Articles These Restated Articles of Incorporation supersede the original articles, as amended, and all prior amendments thereto or restatements thereof. ARTICLE X Liability of Directors A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for a breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 302A.559 and 80A.76 of the Minnesota Statutes, (iv) for any act or omission occurring prior to the effective date of this section. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. ARTICLE XI Election of Directors Subject to the rights, if any, of the holders of one or more classes or series of preferred or preference stock issued by the corporation, voting separately by class or series to elect directors in accordance with the terms of such preferred or preference stock, each director shall be elected at a meeting of shareholders by the vote of the majority of the votes cast with respect to the director, provided that directors shall be elected by a plurality of the votes present and entitled to vote on the election of directors at any such meeting for which the number of nominees (other than nominees withdrawn on or prior to the day preceding the date the corporation first mails its notice for such meeting to the shareholders) exceeds the number of directors to be elected. For purposes of this Article XI, action at a meeting shall mean action at a meeting which satisfies the notice and quorum requirements imposed by the bylaws of this corporation, except as otherwise provided by law, and a majority of the votes cast means that the votes entitled to be cast by the holders of all then outstanding shares of voting stock of the corporation that are voted “for” a director must exceed the votes entitled to be cast by the holders of all then outstanding shares of voting stock of the corporation that are voted “against” that director.